Exhibit 1A-2D

State of Delaware Secretary of State Division of Corporations Delivered 11:00 AM 03/27/2019 FILED 11:00 AM 03/27/2019 SR 20192312005 – File Number 6974384

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:	AF 2018 NPL A LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The first clause is amended to read: “First: The name of the limited liability company is: AF 2019 NPL A LLC”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 21st day of March, A.D. 2019.

By:	/s/ Michael B. Zimmerman
Authorized Person(s)

Name:	Michael B. Zimmerman, Esq.
Print or Type